For the fiscal period ended 6/30/98
File number 811-3623

					SUB-ITEM 77-0

					EXHIBITS

		Transactions Effected Pursuant to Rule 10f-3

I.   SP INVESCO Small Company Growth Portfolio

1.   Name of Issuer
	Anteon International

2.   Date of Purchase
	3/11/02

3.   Number of Securities Purchased


4.   Dollar Amount of Purchase
	$10,800

5.   Price Per Unit
	$18

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	Goldman Sachs

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER Bear, Stearns & Co.
Credit Suisse First Boston Corporation
Lehman Brothers Inc.
Merrill Lynch
BB&T Capital Markets/Scott & Stringfellow, Inc.
Epoch Securities, Inc.
First Union Securities
Legg, Mason, Wood, Walker, Inc.
Prudential Securities Inc.
Raymond James & Associates, Inc.
U.S. Bancorp Piper Jaffray, Inc.
C.E. Uterberg Towbin
Utendahl Capital Partners, L.P.
May Davis Group, Inc.







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